EXHIBIT 99.4

NCI BUILDING SYSTEMS, INC.

Offer to Exchange
Cash and Shares of Common Stock for Any and All 2.125% Convertible Senior Subordinated Notes due 2024	Disclosure Statement for Solicitation of Acceptances of Prepackaged Plan of Reorganization

September 10, 2009

To Holders of Convertible Notes:

Enclosed for your consideration are:

•	a preliminary prospectus/disclosure statement, dated September 10, 2009; and

•	related materials.

The preliminary prospectus/disclosure statement is being distributed to you in connection with a concurrent exchange offer and solicitation of acceptances to a prepackaged plan of reorganization being conducted by NCI Building Systems, Inc. The exchange offer and solicitation are described in the preliminary prospectus/disclosure statement.

— IMPORTANT —

Please Note: You may receive two copies of the preliminary prospectus/disclosure statement and related documents under separate cover:

•	one in connection with the exchange offer (with a yellow letter of transmittal enclosed) and

•	one in connection with the prepackaged vote (with a blue ballot enclosed).

IF YOU WISH TO SUPPORT THE RESTRUCTURING, IT IS IMPORTANT THAT YOU TENDER YOUR CONVERTIBLE NOTES IN THE EXCHANGE OFFER AND SUBMIT YOUR BALLOT.

To tender your convertible notes in the exchange offer, please follow the instructions in the section in the preliminary prospectus/disclosure statement titled “The Exchange Offer—Procedures for Tendering Convertible Notes” and in the yellow letter of transmittal. IF YOU ARE CURRENTLY A HOLDER OF CONVERTIBLE NOTES AND DID NOT RECEIVE A LETTER OF TRANSMITTAL, PLEASE CONTACT MORROW & CO., LLC AT (800) 607-0088.

To submit your ballot for the prepackaged plan, please follow the instructions in the section in the preliminary prospectus/disclosure statement titled “The Prepackaged Plan—Solicitation and Voting Procedures—Voting Instructions” and in the blue ballot. All holders of convertible notes on the voting record date, August 28, 2009, should receive a ballot with a copy of the preliminary prospectus/disclosure statement. IF YOU ARE A HOLDER OF CONVERTIBLE NOTES ON AUGUST 28, 2009 AND DID NOT RECEIVE A BALLOT, PLEASE CONTACT THE FINANCIAL BALLOTING GROUP, LLC AT (866) 734-9393.

If you have any questions or requests for assistance with respect to the exchange offer and the procedures for tendering your convertible notes, you may contact Morrow & Co., LLC, as the information agent, or Greenhill & Co., LLC as the dealer manager, at their addresses and telephone numbers set forth on the back over of the preliminary prospectus/disclosure statement.

If you have any questions or requests for assistance with respect to the prepackaged plan and the procedures for voting on the prepackaged plan, you may contact Financial Balloting Group, LLC, as the voting agent, at its address and telephone number set forth on the back cover of the preliminary prospectus/disclosure statement.

The Company urges you to carefully read the enclosed preliminary prospectus/disclosure, letter of transmittal and ballot, if applicable, in conjunction with the exchange offer and the prepackaged plan.